Exhibit 10.9

Science Applications International Corporation

401(k) EXCESS DEFERRAL PLAN

(Effective as of January 1, 2011)

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TABLE OF CONTENTS

(continued)

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ARTICLE I

TITLE AND DEFINITIONS

1.1	Title.

This Plan shall be known as the “Science Applications International Corporation 401(k) Excess Deferral Plan.”

1.2	Definitions.

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

“Account” or “Accounts” shall mean a Participant’s Deferral Account and Matching Account. The Committee may establish such additional accounts or subaccounts as it deems necessary for the proper administration of the Plan. Accounts are established under the Plan for recordkeeping purposes only, and do not contain or represent actual assets.

“Annual 401(k) Matching Amount” shall mean the amount of the Company’s matching contribution credited to a Participant’s account in the 401(k) Plan for a Plan Year.

“Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, who have been designated by the Participant to receive the benefits specified hereunder in the event of the Participant’s death. The Participant shall make such designation on a form provided by the Committee or on such terms and conditions as the Committee may prescribe for a Beneficiary designation. No such Beneficiary designation shall become effective until it is filed with the Committee. Such Beneficiary designation shall thereafter remain in effect with respect to this Plan until a new Beneficiary designation is filed with the Committee pursuant to the terms hereof. A Participant may from time to time change his or her designated Beneficiary or Beneficiaries without the consent of such Beneficiary or

Beneficiaries by filing a new designation in writing with the Committee. If the designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate. If there is no personal representative of the Participant’s estate duly appointed and acting in that capacity within 60 days after the Participant’s death, then all payments due under the Plan shall be payable to the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder pursuant to the laws of intestate succession or other statutory provisions in effect at the Participant’s death in the state in which the Participant resided. In the event any amount is payable under this Plan to a minor, payment shall not be made to the minor, but instead shall be paid (i) to that person’s living parent(s) to act as custodian, (ii) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers of Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited or made with the court having jurisdiction over the estate of the minor.

“Board of Directors” or “Board” shall mean the Board of Directors of Science Applications International Corporation, or SAIC, Inc., its parent corporation.

“Change in Control” of the Company shall mean the following for purposes of this Plan and shall be deemed to occur if any “person,” (as defined in Section 3(a)(9) of the Exchange Act), other than the Company, any subsidiary or any employee benefit plan or trust maintained by the Company or subsidiary becoming the beneficial owners (as defined in Rule 13d-3 under the Exchange Act), directly to indirectly, of more than 35% of the common stock of SAIC, Inc. outstanding at such time, without the prior approval of the Board. For purposes of the foregoing, a subsidiary is any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations, other than the last corporation in such chain, owns at least fifty percent (50%) of the total voting power in one of the other corporations in such chain. The above definition of Change in Control shall be applied in accordance with Code Section 409A.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the committee composed of such members as shall be appointed from time to time by the Board to administer the Plan.

“Company” shall mean Science Applications International Corporation (or SAIC, Inc., its parent corporation). In addition, unless the context indicates otherwise, as used in this Plan the term Company shall also mean and include any direct or indirect subsidiary of the Company which has been approved by the Board for participation in this Plan by its employees. Upon and after a Change in Control Event, Company shall include any successor to Science Applications International Corporation or SAIC, Inc. or a substantial portion of their assets.

“Deferral Account” shall mean the bookkeeping account maintained by the Company on behalf of a Participant who elects to defer his or her Salary in cash under this Plan pursuant to Section 3.1.

“Eligible Employee” shall mean a highly compensated employee of the Company who has been selected by the Board to participate in this Plan. The Board shall limit Eligible Employee status to a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA. The Board may make its determination of Eligible Employees by establishing eligibility criteria such as title or compensation level.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“401(k) Plan” means the Science Applications International Corporation Retirement Plan as it may be amended from time to time.

“Investment Funds” shall mean the deemed investments established by the Committee under Section 4.3 for the purpose of determining the investment gains and losses to be credited to Accounts.

“Participant” shall mean any Eligible Employee who elects to defer a portion of his or her Salary in accordance with Section 3.1 and who satisfies the participation requirements of Article II.

“Plan” shall mean the Science Applications International Corporation 401(k) Excess Deferral Plan set forth herein, as it may be amended from time to time. This Plan constitutes an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA.

“Matching Account” shall mean the bookkeeping account maintained by the Company on behalf of each Participant pursuant to Section 4.2 to reflect the Participant’s interest in the Plan attributable to the Company’s matching credits.

“Plan Year” shall mean each 12 consecutive month period beginning on January 1.

“Salary” shall mean the amount of compensation paid as salary by the Company during a calendar year by reason of services performed by a Participant reflected as “wages, tips, other compensation” on the Participant’s Form(s) W-2 for such year; plus

(i) Elective deferrals under Code Section 402(g)(3), catch-up contributions under Code Section 414(v), and amounts contributed under Code Sections 125 and 132(f) by the Company at the Participant’s election that are not included in the Participant’s gross income (but only to the extent such deferrals and contributions were made by reducing salary otherwise payable to the Participant); plus

(ii) Any compensation paid as salary which, but for Code Section 3401(a)(8)(A) (dealing with the Code Section 911 exclusion and income subject to foreign withholding) would be required to be reflected as “wages, tips, other compensation” on the Participant’s Form(s) W-2; less

(iii) Any compensation paid by reason of services performed during any period in which an employee is not a Participant; overtime pay (which shall be deemed to include base pay and premium pay for time worked in excess of a normal day or week); bonuses; commissions; and amounts reflecting reimbursed expenses or fringe benefits (including any amount relating to the grant or exercise of stock options, disposition of shares through exercise of options, payment of dividends on non-vested stock, payments representing dividends or dividend equivalents on stock units or stock rights, and any distributions from a plan of deferred compensation) which have been included as “wages, tips, compensation” on the Participant’s Form(s) W-2.

“Separation from Service” means, the death, retirement or termination of the Eligible Employee’s employment with the Company, whether voluntarily or involuntarily. This definition of Separation from Service shall be interpreted and construed in a manner intended to comply with Section 409A of the Code and Treasury Regulation Section 1.409A-1(h).

“Trust” shall mean a grantor trust established and funded by the Company for the purpose of satisfying some or all of the Company’s obligations under the Plan.

“Trustee” shall mean the trustee of the Trust.

ARTICLE II

PARTICIPATION

2.1	Participation.

Elective deferrals under this Plan are voluntary. Only Eligible Employees may participate in this Plan. An Eligible Employee shall become a Participant in this Plan by electing to defer a portion of his or her Salary in accordance with Article III. Notwithstanding anything else contained herein to the contrary, an Eligible Employee shall be permitted to defer a portion of his or her Salary to this Plan during a particular Plan Year only after the Eligible Employee is prohibited from making any additional elective deferrals to the 401(k) Plan during such Plan Year because the elective deferrals (a) would exceed the amount specified in Section 402(g) of the Code, (b) would cause the 401(k) Plan to fail to satisfy the limitation of Code Section 401(k)(3), or would increase the margin by which the 401(k) Plan fails to satisfy the limitation of Code Section 401(k)(3), or (c) would otherwise exceed the maximum elective deferrals permitted under the terms of the 401(k) Plan.

An Eligible Employee who is eligible to make catch-up contributions (as described in Code Section 414(v)) under the 401(k) Plan shall be permitted to defer compensation under this Plan for a Plan Year only if the Eligible Employee satisfies the requirements of this Article II and has made all such catch-up contributions under the 401(k) Plan for such Plan Year.

ARTICLE III

DEFERRAL ELECTIONS

3.1	Deferral Elections.

(a) Salary Deferral Elections. The Committee shall notify each Eligible Employee of his or her eligibility to participate in the Plan. An Eligible Employee’s elections to participate may be made by electronic means in accordance with rules and procedures established by the Committee.

(b) No Bonus Deferrals. Notwithstanding any other provision herein, no Eligible Employee shall be permitted to defer any bonus under this Plan.

(c) Timing of Deferral Election. To participate through the deferral of Salary for any Plan Year, an Eligible Employee must file an election in accordance with procedures established by the Committee no later than the date in the preceding Plan Year determined by the Committee. Such date shall precede the first day of the Plan Year during which the deferral election shall be effective for the deferral of Salary.

(d) Newly Hired Employee. An Eligible Employee whose employment with the Company commences during a Plan Year shall not be permitted to participate until the first day of the following Plan Year.

(e) Method of Deferral. Each deferral election shall specify the portion of the Eligible Employee’s Salary that he or she elects to defer. An election to defer Salary for a Plan Year shall apply to all Salary earned during each pay period that ends during such Plan Year.

(f) Amount of Deferrals. The amount of Salary that an Eligible Employee may elect to defer is any percentage (in 1% increments) up to 20%; provided, however, that no election shall be effective to reduce the Salary payable to an Eligible Employee for a calendar year to an amount which is less than the amount that the Company is required to withhold from such Eligible Employee’s Salary for such calendar year for purposes of federal, state and local (if any) income tax, employment tax (including without limitation Federal Insurance Contributions Act (FICA) tax), and other tax withholdings. Deferral of the percentage of Salary elected by the Eligible Employee shall commence with the pay period following the pay period in which the Eligible Employee’s elective deferrals under the 401(k) Plan for the Plan Year reach the limit on elective deferrals under Section 402(g) of the Code (increased, if applicable, by the limit on catch-up contributions under Section 414(v) of the Code). Notwithstanding the foregoing, the Committee may determine that deferrals for the 2011 Plan Year shall not commence before the pay period in 2011 determined by the Committee. Such determination, if any, shall be irrevocably made and documented in writing no later than December 31, 2010, and such writing shall be considered part of this Plan document.

(g) Duration of Deferral Election. Any deferral election made under paragraphs (c) or (d) shall remain in effect and, except as provided in Subsection 3.1(h), be irrevocable, notwithstanding any change in the Participant’s Salary, for the entire Plan Year for which it is effective. A new deferral election must be made for each subsequent Plan Year prior to the commencement of such subsequent Plan Year.

(h) Emergency Cessation of Deferrals. Notwithstanding anything else contained herein to the contrary, a Participant may discontinue his or her Salary deferrals under the Plan at any time if the Committee determines that the Participant has an Unforeseeable Emergency as defined in Section 6.3(b), or a hardship distribution from the 401(k) Plan pursuant to Treasury Regulation 1.401(k)-1(d)(3). Such discontinuance of deferrals will remain in effect for the remainder of the current Plan Year.

3.2	Coordination with 401(k) Plan Election.

Participants shall make separate elections of the percentage deferrals under this Plan and the 401(k) Plan.

ARTICLE IV

ACCOUNTS

4.1	Deferral Account.

The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Notwithstanding anything else contained herein to the contrary, the Committee and the administrator of the 401(k) Plan shall have full power and authority to determine whether amounts of the Participant’s Salary that the Participant elected to be deferred to the 401(k) Plan for a Plan Year will instead be deferred under this Plan or not deferred under either this Plan or the 401(k) Plan.

Subject to the requirements of Article II, as soon as administratively practical after submission of each pay period report, the Plan’s recordkeeper shall credit the Participant’s Deferral Account with an amount equal to the portion of Salary deferred by the Participant during the pay period in accordance with the Participant’s election under Sections 3.1 and 3.2; that is, the portion of the Participant’s Salary that the Participant has elected to be deferred and has been determined by the Committee to be deferred under his or her Deferral Account.

4.2	Matching Account.

The Committee shall establish and maintain a Matching Account for each Participant who receives a matching credit under the Plan. Subject to the requirements of Article II, as soon as administratively practical after submission of the final pay period report for each Plan Year, for any Participant who continues to be an Eligible Employee on the last day of the Plan Year, the Plan’s recordkeeper shall credit a Participant’s Matching Account with an amount, if any, equal to the difference between his or her actual Annual 401(k) Matching Amount and the amount the Annual 401(k) Matching Amount would have been had Participant not deferred his or her Salary under this Plan for the Plan Year.

4.3	Investment of Accounts.

(a) Separate Investment Funds shall be established under this Plan. The Committee may, in its discretion, terminate any Investment Fund. The Committee shall determine the number of Investment Funds, and the Committee or its delegate shall determine the investments to be made under the Investment Funds.

(b) Pursuant to rules established by the Committee, each Participant shall have the right and obligation to designate in which of the Investment Funds his or her Accounts will be deemed to be invested for purposes of determining the investment gain (or loss) to be credited to his or her Accounts. Pursuant to rules established by the Committee, a Participant may change the designation made under this Section 4.3 and/or transfer an amount deemed to be invested in one Investment Fund to another Investment Fund by filing an election with the Committee, on a form and in a manner prescribed by the Committee, prior to any deadline that may be established by the Committee. If a Participant does not make an election with respect to the investment of his or her Account, the Participant shall be deemed to have elected a default Investment Fund determined by the Committee. The Committee may establish other rules, regulations and procedures regarding the Investment Funds as it deems appropriate in its sole discretion.

(c) Investment Funds are designated only for the purpose of determining the investment gains and losses to be credited on Participants’ Accounts. Neither the Company nor the Trust is required to make actual investments corresponding to such Investment Funds.

ARTICLE V

VESTING

5.1	Vesting.

(a) Deferral Account. A Participant’s Deferral Account shall be 100% vested at all times.

(b) Matching Account. The Participant’s Matching Account shall vest as follows:

Years of Service	Vested Interest

Less than one year	0%
One year but less than two years	20%
Two years but less than three years	40%
Three years but less than four years	60%
Four years but less than five years	80%
Five years or more	100%

A “Year of Service” is any calendar year in which a Participant completes at least 850 hours of service for the Company, including service in years prior to the establishment of this Plan.

Notwithstanding the above schedule, a Participant’s Matching Account shall become 100% vested if, during a Participant’s period of employment with the Company (including periods while on an approved leave of absence, or, in the case of the Participant’s death while performing ‘qualified military service’ as defined in Section 414(u) of the Code), there is a Change in Control, the Participant dies, is Disabled (as determined under the 401(k) Plan), reaches age 59-1/2 or is judicially declared to be incompetent. Any amount not vested upon a Participant’s Separation from Service is immediately forfeited.

ARTICLE VI

DISTRIBUTIONS

6.1	Distribution of Accounts.

(a) Time of Distribution. Distribution of a Participant’s Accounts under the Plan shall be made (or if installments are paid under § 6.1(b)(ii), shall commence to be made) within 90 days following his or her Separation from Service or as soon as administratively feasible thereafter. Notwithstanding the foregoing, if any stock of the Company is publicly traded on an established securities market, the distribution to any Participant who is a “specified employee” under Code Section 409A(a)(1)(B)(i) shall not be made (or commence to be made in the case of installment payments) before the earlier of (i) the date which is six months after such Participant’s Separation from Service or (ii) the date of the Participant’s death. For any twelve month period commencing April 1 and ending March 31, an Eligible Employee is a “specified employee” if the Eligible Employee was a “key employee” at any time during the calendar year ending before such April 1. A key employee is defined in Code Section 416(i) without regard to Code Section 416(i)(5).

(b) Manner of Distribution. The amount to be paid to the Participant shall be the entire vested amount credited to the Participant’s Accounts.

(i) Amounts shall be paid in cash in a lump sum and valued as of the date the amount of the distribution is determined.

(ii) Notwithstanding Section 6.1(b)(i) above, if elected by the Participant prior to his or her participation in the Plan, the Participant shall receive his or her payment in the form of annual installments, over a period not to exceed 10 years. If a Participant dies during the payout period, any amounts remaining in the Participant’s

Accounts shall be paid in a lump sum as soon as administratively practical to the Participant’s Beneficiary.

(iii) Except as set forth in this Section, a Participant’s election of form of distribution shall be irrevocable. Each of the forms of distribution set forth in Sections 6.1(b)(i) and (ii) shall be considered a single payment for purposes of Code Section 409A. Accordingly, Participants shall be allowed to make a new form of distribution election, provided that the following requirements are satisfied:

(a) The election does not take effect until at least twelve months after the date the election is made, and the election must be made at least twelve months prior to the date the first payment would be made to the Participant absent the election;

(b) The commencement date of the first payment to the Participant shall be five years following the date the payment would have commenced absent the change in the Participant’s election; and

(c) No Participant may make more than one new form of distribution election.

Any attempt to change a payout election that does not satisfy these requirements shall be void.

6.2	Inability to Locate Participant.

In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment or delivery pursuant to Section 6.1 the entire amount allocated to the Participant’s Accounts shall be forfeited. Furthermore, if any benefit payment (by check or other form of payment) to a

Participant or Beneficiary remains uncashed or unclaimed for two years following its delivery to the last known address of the Participant or Beneficiary, the amount of such benefit payment shall be forfeited. Any forfeited amount shall immediately become the property of the Company. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings, from the date of the forfeiture. The distribution of such benefits shall thereafter be made in the manner determined by the Committee.

6.3	Unforeseeable Emergencies.

(a) General. A Participant (or former Participant or Beneficiary) may request a distribution from the vested portion of his or her Account for an Unforeseeable Emergency without penalty. Such distribution for an Unforeseeable Emergency shall be subject to approval by the Committee and may be made only to the extent reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution). A distribution for an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved (1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant’s (or Beneficiary’s) assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (3) by cessation of deferrals under this Plan. The Committee may require that the Participant (or Beneficiary) provide a written representation that any such distribution satisfies the requirements set forth in this Section 6.3(a).

(b) Definition of Unforeseeable Emergency. An “Unforeseeable Emergency” with respect to a Participant shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case and in all events must constitute an “unforeseeable emergency” within the meaning of Section 409A. The purchase of a home and the payment of college tuition would typically not be considered to be Unforeseeable Emergencies.

(c) Administrative Provisions for Withdrawals. Distributions under this Section 6.3 shall first be made from the Deferral Account and after it is exhausted, from the vested portion of the Matching Account. Such distributions will be made as soon as administratively practical following the Participant’s submission of a completed withdrawal form.

6.4	Distributions on Death.

In the event of the death of a Participant, the Participant’s Accounts shall be paid to the Participant’s Beneficiary in a lump sum as soon as administratively practical following the Participant’s death.

6.5	Change in Control.

Upon a Change in Control at the Company, all Accounts shall be distributed as soon as administratively practical after the Change in Control. Following a Change in Control, no amendment or termination of the Plan shall adversely affect any benefits earned by Participants prior to the amendment or termination.

6.6	Incapacity.

If the Committee shall find that any person to whom any payment is payable under this Plan is unable to care for his or her affairs because of illness or accident, a payment due (unless a prior claim therefore shall have been made by a duly appointed guardian or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any custodian, conservator or other fiduciary responsible for the management and control of such person’s financial affairs in such manner and proportions as the Committee may determine. Any such payment shall, to the extent thereof, discharge of the liabilities of the Company to the Participant or Beneficiary under this Plan.

6.7	Construction.

For purposes of this Article VI, a payment shall be considered to have been made “as soon as administratively practical after” a particular date only if it is made within ninety (90) days after that date.

ARTICLE VII

CLAIMS PROCEDURE AND ARBITRATION

7.1	Claims Procedure and Arbitration.

(a) The Committee shall establish procedures for action upon claims initially made and the communication of a decision to the claimant promptly and, in any event, not later than sixty (60) days after the date of the claim; the claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such sixty (60) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (1) the specific reason or reasons for the denial, (2) specific reference to any provisions of this Plan on which denial is based, (3) description of any additional material or information necessary for the claimant to perfect his claim with an explanation of why such material or information is necessary, and (4) an explanation of the procedure for further reviewing the denial of the claim under the Plan. The Committee shall establish a procedure for review of claim denials, such review to be undertaken by the Committee. The review given after denial of any claim shall be a full and fair review with the claimant or his duly authorized representative having one hundred eighty (180) days after receipt of denial of his claim to request such review, having the right to review all pertinent documents and the right to submit issues and comments in writing. The Committee shall establish a procedure for issuance of a decision by the Committee not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of this Plan on which the decision is based.

(b) Any person disputing a decision of the Committee shall submit such dispute to binding arbitration pursuant to the rules of the American Arbitration Association, to be held in San Diego County. In any arbitration with respect to a decision or action of the Committee taken before a Change in Control, the losing party in such arbitration proceedings shall bear the costs of arbitration, and each party shall bear its own attorneys’ fees. In any arbitration with respect to a decision or action of the Committee taken after a Change in Control, the Company shall bear the costs of arbitration (other than attorneys’ fees), and the arbitrator may make an award of attorneys’ fees; any such award shall be made according to the then-prevailing standards for judicial awards of attorneys’ fees applicable to civil actions brought under the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE VIII

ADMINISTRATION

8.1	Committee.

The Committee shall be appointed by, and serve at the pleasure of, the Board of Directors.

8.2	Committee Action.

The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The chairman of the Committee (the “Chairman”) or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

8.3	Powers and Duties of the Committee.

Subject to Section 8.4, the Committee, on behalf of the Participants and their Beneficiaries, shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a) Prior to a Change in Control, to construe and interpret the terms and provisions of the Plan; provided that upon and after a Change in Control, the Committee’s interpretation or construction (and any previous interpretation or construction of the Committee) shall be reviewed on a de novo basis;

(b) To compute and certify to the amount and kind of benefits payable or deliverable to Participants and their Beneficiaries;

(c) To maintain all records that may be necessary for the administration of this Plan;

(d) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(e) To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof;

(f) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Committee may from time to time prescribe; and

(g) To direct the Trustee concerning the performance of various duties and responsibilities under the Trust.

8.4	Interpretation of Plan.

Prior to the occurrence of a Change in Control, the Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to this Plan. Notwithstanding the foregoing, after the occurrence of a Change in Control, no deference shall be given to the Committee’s construction or interpretation (or the

Committee’s prior interpretation or construction) of the Plan and any such construction or interpretation shall be reviewed under a de novo standard of review.

In making any determination or in taking or not taking any action under this Plan, the Committee, or the Board, as the case may be, may obtain and may rely upon the advice of experts, including professional advisors to the Company. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith.

8.5	Plan Construction.

It is the intent of the Company that a Participant’s deferrals of Salary and matching contributions under the Plan shall not be considered conditioned on the Participant’s participation in the 401(k) Plan in accordance with Treasury Regulation Section 1.401(k)-1(e)(6)(iv), and this Plan shall be interpreted consistent with such intent.

8.6	Information.

To enable the Committee to perform its functions, the Company shall, upon request of the Committee, supply full and timely information to the Committee on all matters relating to the Salary of all Participants, their death, or other cause of termination, and such other pertinent facts as the Committee may require.

8.7	Compensation, Expenses and Indemnity.

(a) The Committee is authorized at the expense of the Company to employ such legal counsel and administrative services as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of this Plan shall be paid by the Company.

(b) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to this Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

ARTICLE IX

MISCELLANEOUS

9.1	Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust (other than a grantor trust within the meaning of Section 671, et. seq. of the Code), or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. The Company’s obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

9.2	No Employment Contract.

Nothing contained in this Plan (or in any other documents related to this Plan) shall confer upon any Eligible Employee or other Participant any right to continue in the employ or other service of the Company or constitute any contract or agreement of employment or other service, nor shall interfere in any way with the right of the Company to change such person’s compensation or other benefits or to terminate the employment of such person, with or without cause.

9.3	Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the person or persons designated by this Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from this Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

9.4	Withholding.

The Company shall satisfy any state or federal income or other tax withholding obligation arising upon distribution of a Participant’s Accounts. The Participant shall pay or provide for payment in cash of the amount of any taxes which the Company may be required to withhold with respect to the benefits hereunder. Without limiting the Company’s authority to satisfy the withholding obligation from other sources, the Company may satisfy any withholding requirements with respect to the Plan by withholding wages, salary or bonus amounts otherwise payable to Participants.

9.5	Amendment, Modification, Suspension or Termination.

The Committee may amend, modify or suspend this Plan in whole or in part, except that (i) no amendment, modification or suspension shall have any retroactive effect to reduce any amounts allocated to Participants’ Accounts, and (ii) Section 4.3 may not be amended, modified or suspended so as to, with respect to any amounts credited to the Accounts as of the date of such amendment, reduce the amount of investment gains to be credited to Participants’ Accounts in accordance with Section 4.3. The Committee may terminate and liquidate this Plan and distribute all vested benefits hereunder in accordance with the requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(A), (B) or (C) promulgated under Section 409A of the Code (or any similar successor provision), which regulation generally provides that a deferred compensation arrangement such as this Plan may be terminated within twelve (12) months following a dissolution or change in control of the Company or may be terminated if the Company also terminates all other similar deferred compensation arrangements and distributes all benefits under this Plan not less than twelve (12) months and not more than twenty-four (24) months following such termination. The Committee may, in its discretion, accelerate the vesting of any or all Participants’ Accounts under this Plan in connection with any such Plan termination and liquidation.

9.6	Governing Law.

Except to the extent preempted by ERISA or other applicable federal law, this Plan shall be construed, governed and administered in accordance with the laws of the State of California.

9.7	Receipt or Release.

Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment or delivery, to execute a receipt and release to such effect.

9.8	Headings, etc. Not Part of Agreement.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

9.9	Section 409A.

To the extent that this Plan is subject to Section 409A of the Code, this Plan shall be construed and interpreted to the maximum extent reasonably possible to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. If any portion of a Participant’s Account balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, the Committee may determine that such Participant shall receive a distribution from this Plan in an amount equal to the lesser of (i) the portion of his or her Account balance required to be included in income as a result of the failure of this Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, or (ii) the Participant’s unpaid vested Account balance.

This Science Applications International Corporation 401(k) Excess Deferral Plan is hereby adopted by Science Applications International Corporation effective January 1, 2011.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By:
Lucy K. Moffitt
Vice President & Director of Retirement Programs